Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

HYRECAR INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	457(c)	3,221,630(2)	$1.28(3)	$4,123,686	.0000927	$382.27
Fees to Be Paid	Equity	Warrants to Purchase Common Stock(4)	457(i)	3,221,630	—	—	—	—
	Total Offering Amounts					$4,123,686		$382.27
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$382.27

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock as may become issuable after the date hereof as a result of stock splits, stock dividends, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock.

(2) Represents 3,221,630 shares of common stock that may be issued to the selling securityholders upon exercise of the warrants held by such selling securityholders.

(3) Pursuant to Rule 457(c), the offering price is estimated solely for the purposes of calculating the registration fee and is based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on September 15, 2022, which date is within five business days prior to the filing of this registration statement.

(4) Represents 3,221,630 warrants previously issued to the selling securityholders that may be exercised for up to 3,221,630 shares of common stock. Pursuant to Rule 457(i), the registration fee for the warrants is allocated to the shares of common stock underlying the warrants, and no separate fee is payable for the warrants.